EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2013 (except as disclosed in Note 23, as to which the date is October 22, 2013) with respect to the consolidated combined financial statements and our report dated February 28, 2013 (except for the material weakness and the effects thereof discussed in Management’s Report on Internal Control over Financial Reporting, as revised, as to which the date is October 22, 2013) with respect to internal control over financial reporting which reports are included in the Annual Report of Atlas Energy, L.P. on Form 10-K/A for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Energy, L.P. on Forms S-8 (File No. 333-138589, effective November 9, 2006; File No. 333-173082, effective March 25, 2011; and File No. 333-180568, effective April 4, 2012).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

October 22, 2013